News Release

CURRENT TECHNOLOGY’S CELEVOKE PARTNERS WITH TRIPLE PROTECTION AUTO CARE, INC. (TRI-PAC) TO SELL GPS THEFT PREVENTION PRODUCTS THROUGH AUTOMOTIVE DEALERS

Innovative GPS product gives “peace-of-mind” to consumers and dealers concerning the growing reality of vehicle theft crimes

Liberty, TX –July 30, 2009 Current Technology Corporation (OTCBB:CRTCF) reports its 62% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) has entered into a partnership agreement with Colorado-based Triple Protection Auto Care, Inc. (“Tri-PAC”) to deliver Celevoke’s proprietary vehicle tracking services for retail automotive and power sports dealers and their customers nationwide.

“We’re extremely pleased to partner with an industry leading product and technology services provider like Celevoke,” said Keith Cooper, President/CEO of Tri-PAC. “Celevoke’s package is the most dealer-friendly vehicle security and theft prevention system we’ve seen, combining the unique bundling of a cutting edge, patented vehicle interface module, premium coverage services and client web-management. Celevoke’s product and services package overcomes the risk and issues associated with marketing, selling and installing GPS-type devices at the retail level. Vehicle Dealers have always had an interest in selling such programs, but the other offerings we looked at in the past did not deliver such a turn-key approach.”

“We are very impressed with Tri-PAC, an industry leader in providing automotive retailers with products and services which help to increase both their top and bottom lines,” stated Celevoke CEO Chuck Allen. “Tri-PAC is employing a powerful incentive program designed to increase the volume and velocity of sales.  We are now training over 100 of their Agent Partners who will immediately begin calling on over 1000 automotive dealers nationally. We believe the Tri-PAC team will have a very fast sales ramp.”

“We are completing our dealer showroom/customer marketing materials now, in preparation for an August launch,” concluded Mr. Cooper. “Our goal is to be moving several thousand GPS units per month by the end of this year.”

“We believe Celevoke and Tri-PAC are a perfect fit, and anticipate rapid results,” said Current Technology CEO Robert Kramer. “In addition, we are working on a number of other large sales initiatives in both retail and insurance which we hope to be in a position to report over the next few weeks.”

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Machine to Machine technology (M2M) (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly between machines via telecommunication devices. Celevoke uses patented integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control parameters and protect a wide variety of asset classes. Examples include people, meters, automobiles, motorcycles, trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. Celevoke is 62% owned by Current Technology Corporation, and can be reached at http://www.celevoke.com or 936.334.1800.

About TRI-PAC

Incorporated in 2002, Triple Protection Auto Care, Inc. is recognized as an industry leader in providing vehicle retailers with cutting edge, market-relevant products, services and solutions.  Headquartered in Centennial, Colorado , Tri-PAC established its “foot-print” by developing, distributing and managing, dealer-branded, pre-paid maintenance programs and customer retention tools. In 2005 Tri-PAC pioneered the automotive industry’s first Identity Theft Restoration and Recovery consumer deliverable, IdentiTheft®.  Following the praise of the consumer deliverable, in 2006 Tri-PAC, along with its strategic partners, developed and introduced Information Defense™, a dealership operational tool providing a solution for addressing all state breach notification requirements, Gramm-Leach-Bliley Legislation as well as Red Flag compliance. With over 100 Agent Partners nationally, Tri-PAC is the innovative product provider for today’s retail vehicle dealer.  Tri-PAC can be reached at info@tripac.net or 877.963.9372.

Forward Looking Statement

This news release contains forward-looking statements regarding future events and Current Technology’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which Current Technology operates and the beliefs and assumptions of Current Technology’s management. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "may," variations of such words, and similar expressions, are intended to identify such forward-looking statements. In addition, any statements that refer to projections of Current Technology’s future financial performance, Current Technology’s anticipated growth and potentials in its business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified elsewhere herein and  Current Technology’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under "Risk Factors." Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Current Technology undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:
CORPORATE:
Current Technology Corporation
Robert Kramer, 1-800-661-4247
or
INVESTOR RELATIONS:
Polestar Communications
Richard Hannon, 1-866-858-4100